Exhibit 10.36

THIRD AMENDMENT TO FOURTH AMENDED
 AND RESTATED EMPLOYMENT AGREEMENT
This Third Amendment (this "Amendment") is entered into as of March 8, 2016, between CytRx Corporation, a Delaware corporation ("Employer"), and Steven Kriegsman ("Employee") in order to amend as follows that certain Fourth Amended and Restated Employment Agreement, effective as of May 10, 2012, as amended by the First Amendment thereto dated as of March 4, 2014 and the Second Amendment thereto dated as of January 1, 2015 (as so amended, the "Employment Agreement"), between Employer and Employee.
1.            Stock Options.  Section 6.3 of the Employment Agreement is hereby amended by removing therefrom the first sentence and substituting the following:
"Employer and Employee shall enter into mutually satisfactory amendments to all stock option agreements between Employer and Employee pursuant to Employer's 2008 Stock Incentive Plan to provide for the vesting, in full, of stock options subject to each such stock option agreement in the event of, and upon, FDA approval to market aldoxorubicin.  Employee also shall be eligible for grants of stock options, restricted stock and other equity awards based on Employer stock in accordance with Employer's practices and policies with respect to its senior executives."
2.            Survival.  Section 20 of the Employment Agreement is hereby amended to add the following sentence at the end of current Section 20:
"For the avoidance of doubt and without limiting the foregoing, in the event of Employee's termination of employment by Employer other than for Cause or Employee's voluntary termination of employment with the Company for Good Reason, in either case following the expiration of the Term (including without limitation an expiration of the Term arising from the issuance of either party of non-renewal of this Agreement under Section 5), Employee shall be eligible for the severance benefits set forth in Sections 7.2, 7.3 and 7.5."
3.            No Other Changes to the Employment Agreement.  Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.
EMPLOYER:	EMPLOYEE:
CYTRX CORPORATION
/s/ JOHN Y. CALOZ	/s/ STEVEN A. KRIEGSMAN
John Y. Caloz	Steven A. Kriegsman
Chief Financial Officer